Exhibit 99.4

WHISTLEBLOWER POLICY

PROCEDURES FOR RECEIPT OF COMPLAINTS AND SUBMISSIONS RELATING TO ILLEGAL OR UNETHICAL CONDUCT

TABLE OF CONTENTS

1	INTRODUCTION	1

2	REPORTING RESPONSIBILITY	1

3	NO RETALIATION AND ACTING IN GOOD FAITH	2

4	REPORTING PROCEDURES	2

5	COMPLIANCE OFFICER	2

6	HANDLING OF REPORTED VIOLATIONS	3

7	INVESTIGATION OF REPORTED VIOLATIONS	3

	SCHEDULE ‘A’	4

1. INTRODUCTION

Off The Hook YS Inc. (the “Corporation”) expects directors, officers, employees and key consultants (being, those who are engaged in an employee-like capacity) (collectively, “Personnel”) of the Corporation to take all responsible steps to prevent violations of its Code of Business Conduct and Ethics (the “Code”), to identify and raise potential issues before they lead to problems, and to seek additional guidance when necessary.

These procedures are designed to provide an atmosphere of open communication for compliance issues and to ensure that Personnel acting in good faith have the means to report actual or potential violations and to reassure Personnel that they should be able to raise genuine concerns without fear of reprisals, even if they turn out to be mistaken.

2. REPORTING RESPONSIBILITY

If any Personnel observe or become aware of an actual or potential violation of the Code or of any applicable law or regulation (including securities laws and regulations), whether committed by Personnel or by others associated with the Corporation (for example, external parties with whom the Corporation has contracted), it is his/her responsibility to promptly report the circumstances as outlined herein and to cooperate with any investigation by the Corporation.

It is also the responsibility of Personnel who have concerns regarding questionable accounting, internal financial controls or auditing matters to report such concerns in accordance with the procedures outlined herein.

Examples of issues to be reported are set out in Schedule A to these Procedures.

1

3. NO RETALIATION AND ACTING IN GOOD FAITH

The Corporation prohibits Personnel from retaliating or taking adverse action against anyone for raising suspected conduct violations or helping to resolve a conduct concern. Any individual who has been found to have engaged in retaliation against any of the Corporation’s Personnel for raising, in good faith, a conduct concern or for participating in the investigation of such a concern may be subject to discipline, up to and including termination of employment or other business relationship. If any individual believes that he or she has been subjected to such retaliation, that person is encouraged to report the situation as soon as possible to one of the people identified in the “Reporting Procedures” section below.

Anyone filing a complaint concerning a violation or suspected violation of the Code, or reporting concerns relating to accounting and auditing matters must be acting in good faith and have reasonable grounds for believing the information disclosed indicates a violation of the Code. Any allegations that prove not to be substantiated and which prove to have been made maliciously or knowingly to be false will be viewed as a serious disciplinary offense, and may be subject to legal and civil action in addition to employment review.

4. REPORTING PROCEDURES

For assistance with compliance matters or clarification as to the way to report actual or potential compliance infractions, Personnel should contact the Chief Compliance Officer or the Chair of the Audit Committee of the Board of Directors of the Corporation.

All Compliance matters.

In reporting any actual or potential violation of the Code, an individual should provide, to the extent possible, such relevant documents to support the allegations being made, such as e-mails, handwritten notes, photographs, or physical evidence.

Any report of actual or potential violation of the Code should include, at a minimum the following information:

●	the names of the parties involved;

●	any witnesses to the incident(s);

●	the location, date, and time of the incident(s);

●	details about the incident (behavior and/or words used); and

●	any additional details that would help with an investigation.

Violations or suspected violations may be submitted on a confidential basis by the complainant or may be submitted anonymously.

5. COMPLIANCE OFFICER

As at the date hereof, the Corporation’s Compliance Officer can be contacted as outlined below:

Brian S John

Tel:

E-mail: bj@offthehookys.com

Mail: Off The Hook YS Inc. - Attn. Brian S John, Chief Compliance Officer

Address on website https://www.offthehookyachts.com

Any future changes to this policy can be found on the Company’s website and along with anonymous ways to report any Company violations.

The Compliance Officer shall report to the Audit Committee as frequently as such Compliance Officer deems appropriate, but in any event no less frequently than on a quarterly basis at the quarterly meeting of the Audit Committee called to approve interim and annual financial statements of the Corporation.

The Compliance Officer will keep any reported violations confidential and the identity of employees making complaints or submissions shall be kept confidential and shall only be communicated to the Chair of the Audit Committee.

2

6. HANDLING OF REPORTED VIOLATIONS

Upon receipt of a report from the Chair of the Audit Committee, or the Compliance Officer, the Audit Committee (as applicable) shall discuss the report and take such steps as that committee of the Corporation’s Board of Directors (the “Board”) may deem appropriate. At a minimum, the Audit Committee, as applicable, should initiate an investigation of the alleged violation(s). Additional steps could include, if appropriate:

a. Advising the alleged subject of the report; and

b. Considering a review and revisions to workplace procedures to prevent any future violations of the Code.

Reports of violations or suspected violations will be kept confidential to the extent possible, consistent with the need to conduct an adequate investigation.

The Compliance Officer or Chair of the Audit Committee (as applicable) shall retain a record of a complaint or submission received for a period of six years following resolution of the complaint or submission.

Any complaint about a member of the Audit Committee shall be considered by the Board, with the person accused recused from any discussion in connection with the complaint.

7. INVESTIGATION OF REPORTED VIOLATIONS

Following the receipt of any complaints submitted hereunder, the Audit Committee, will investigate each matter so reported and recommend corrective disciplinary actions to the Board, if appropriate, including termination of employment.

At a minimum, investigations will:

●	be undertaken promptly and diligently, and be as thorough as necessary, given the circumstances;

●	be fair and impartial, providing both the complainant and respondent equal treatment in evaluating the allegations;

●	be sensitive to the interests of all parties involved and maintain confidentiality;

●	be focused on finding facts and evidence, including interviews of the complainant, respondent, and any witnesses; and

●	incorporate, where appropriate, any need or request from the complainant or respondent for assistance during the investigation process.

3

SCHEDULE ‘A’

Examples of Matters to be Reported.

●	Fraud, theft and other criminal activity

●	Accounting irregularities, Financial Statement Disclosure issues

●	Non-compliance with Internal Accounting Controls

●	Workplace violence, related to an executive

●	Substance abuse, related to an executive

●	Discrimination, bullying and harassment, related to an executive

●	Falsification of company records

●	Conflicts of Interest

●	Release of proprietary information

●	Safety/security violations

●	Malicious property damage

●	Violations of securities laws (including insider trading)

●	Breaches of other applicable laws (environmental, employment, health and safety laws)

●	Ethics violations

4

CERTIFICATION

The undersigned hereby acknowledges receipt of Off The Hook YS Inc.’s Whistleblower Policy (the “Policy”) and certifies that the undersigned has read and understands the Policy.

Date:

Signature
Print Name

Title

One signed copy of this certificate should be sent to:

Off The Hook YS Inc.

1701 Jel Wade Dr,

Wilmington, NC 28401

5